Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 Amendment No. 1) of New Remy Holdco Corp. and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Remy International, Inc., and the effectiveness of internal control over financial reporting of Remy International, Inc., included in its 2013 Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Indianapolis, Indiana
November 12, 2014